Exhibit 99.1

For Immediate Release October 6, 2020

Contact: Melissa Andrews

864.286.4425

melissa.andrews@scansource.com

ScanSource Appoints New Board Member

Frank Emory brings extensive legal, economic development, and executive leadership experience to the Board

GREENVILLE, S.C., (October 6, 2020) — ScanSource, Inc. (Nasdaq: SCSC), a leading provider of technology products and solutions, today announced the appointment of Frank E. Emory, Jr. to its Board of Directors, effective October 5, 2020. Mr. Emory’s appointment expands the Board to nine members.

Mr. Emory brings more than three decades of legal and executive leadership experience to ScanSource’s Board of Directors. Currently, he serves as Executive Vice President and Chief Administrative Officer for Novant Health, a leading healthcare network with 15 hospitals and nearly 30,000 employees across North Carolina, South Carolina, and Virginia. Mr. Emory oversees compliance, legal, external affairs, internal audit, risk management, privacy, human resources, and diversity & inclusion. Prior to joining Novant Health in 2019, Mr. Emory served as a partner with international law firm Hunton Andrews Kurth LLP for 17 years, where he was Co-Head of the Litigation and Labor Group and managing partner of the Charlotte office. Previously, he served as partner at Robinson, Bradshaw & Hinson, P.A. from 1990 to 2001 and at Ferguson, Stein, Watt, Wallas & Adkins, P.A. from 1983 to 1990.

In addition to his background in law, Mr. Emory has a significant record of economic and civic involvement. He currently serves as the Chair of the Board of the Economic Development Partnership of North Carolina. He has held multiple leadership and advisory positions, including the Chair of the Charlotte Chamber of Commerce, President of the Mecklenburg County Bar, eight years on the North Carolina Board of Transportation, Executive Committee member of the Duke University Board of Trustees, and the first African American and youngest Chair of the Charlotte-Mecklenburg Planning Commission. He received the Order of the Long Leaf Pine, North Carolina’s highest civilian honor, in 2001.

Mr. Emory graduated cum laude from Duke University where he was an Angier B. Duke Scholar and the president of the student government. He received his law degree at the University of North Carolina at Chapel Hill School of Law on a Morehead Law Fellowship.

“We are delighted to have Frank join our Board and bring his extensive experience as an organizational leader and economic development champion,” said Mike Baur, Chairman and CEO, ScanSource, Inc. “His perspectives as a legal expert and executive – as well as his many years of public service and deep community involvement – will bring valuable insight to the Board and our organization.”

“I am honored to be joining ScanSource’s Board of Directors, and look forward to contributing to the company’s ongoing commitment to its partners and stakeholders,” said Mr. Emory.

About ScanSource

ScanSource, Inc. (NASDAQ: SCSC) is at the center of the technology solution delivery channel, connecting businesses and providing solutions for their complex needs. ScanSource sells through multiple, specialized routes-to-market with digital, physical and services offerings from the world’s leading suppliers of point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, telecom, and cloud services. ScanSource enables its sales partners to create, deliver and manage solutions for end-customers across almost every vertical market. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2020 Best Places to Work in South Carolina and on FORTUNE magazine’s 2020 List of World’s Most Admired Companies. ScanSource ranks #654 on the Fortune 1000. For more information, visit www.scansource.com.

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